Valhi, Inc. Announces WCS Start of

Construction of Disposal Facility

DALLAS, TEXAS . . . January 3, 2011 . . . Valhi, Inc. (NYSE: VHI) announced today that Waste Control Specialists LLC (“WCS”), a wholly-owned subsidiary of Valhi, has commenced  infrastructure construction on a historic project for the near-surface disposal of Class A, B and C low-level radioactive waste (“LLRW”) at its Andrews County, Texas facility.

“This is a historic event because this will be the first LLRW facility that can dispose of Class A, B and C LLRW from the day it opens.  For years our state and nation have stockpiled LLRW in major cities, universities, research centers and power plants. Public health and our environment will now be better protected because there will soon be a safe, secure facility to permanently dispose of this LLRW,” said William J, Lindquist, Chief Executive Officer of WCS.  “Following the anticipated opening of the disposal facility in late 2011, WCS will provide our state and nation  with a ‘one-stop shop’ for their  waste needs by having the broadest range of capabilities of any commercial enterprise in the U.S. for the storage, treatment and permanent disposal of hazardous, toxic, LLRW and mixed LLRW and radioactive byproduct material. We believe our Texas Solution will provide WCS with a significant competitive advantage in this multi-billion dollar industry.  The citizens of Andrews and Lea Counties, as well as all of the Permian Basin, have overwhelmingly supported WCS and we look forward to building on that support as WCS significantly grows and expands its business.”

Steven L. Watson, President and Chief Executive Officer of Valhi, said “WCS is moving into the final phase of its development with the commencement of construction of this historic facility.  As a result, generators will now have certainty that their LLRW disposal needs will be met in the future.  Valhi expects that with the LLRW disposal facility and its other existing operations, WCS will be well positioned to fill a significant void that currently exists due to the uncertainty of commercial and federal LLRW disposal availability in the U.S.”

The WCS facility in Andrews County, Texas is currently licensed for the processing, storage and disposal of a broad range of hazardous and toxic waste, byproduct material and low-level and mixed LLRW.

Valhi is engaged in the titanium dioxide products, component products (security products, furniture components and performance marine components) and waste management industries.

Statements in this release that are not historical in nature are forward-looking in nature that represent the Company’s beliefs and assumptions based on currently available information.  In some cases, these forward-looking statements can be identified by the use of words such as “believes,” “intends,” “may,” “should,” “could,” “anticipates,” “expected” or comparable terminology.  Although the Company believes the expectations reflected in such forward-looking statements are reasonable, the Company does not know if these expectations will be correct.  Forward-looking statements by their nature involve substantial risks and uncertainties that could significantly impact expected results. Actual future results could differ materially from those predicted. Among the factors that could cause the Company’s actual future results to differ materially from those described herein are the risks and uncertainties described from time to time in the Company’s filings with the Securities and Exchange Commission.

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